Exhibit 10.14

AMENDMENT NO. 1 TO THE

HURON CONSULTING GROUP INC.

2002 EQUITY INCENTIVE PLAN

This Amendment No. 1 to the Huron Consulting Group Inc. 2002 Equity Incentive Plan (the “Plan”) is effective as of May 16, 2003.

W I T N E S S E T H:

WHEREAS, pursuant to Section 14(a) of the Plan, the Board of Directors of Huron Consulting Group Inc. (the “Board”) may amend the Plan; and

WHEREAS, the Board has determined to amend the Plan;

NOW, THEREFORE, the Plan is amended as follows:

1.	Section 3 of the Plan is hereby amended and restated in its entirety as follows:

3.	SHARES SUBJECT TO PLAN.

Subject to adjustment as provided in this Section 3, the aggregate number of Shares that may be awarded or made subject to Awards under the Plan shall not exceed 3,028,500 Shares.

To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary thereof because the Award expires, is forfeited, canceled or is otherwise terminated, the maximum number of Shares available for delivery under the Plan shall be automatically reduced by the number of such Shares, and such Shares shall then be made available for grants of Awards under the Huron Consulting Group Inc. 2003 Equity Incentive Plan.

In the event of a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, or other similar change in the structure or capitalization of Company, the Administrator may make, in its sole discretion, an appropriate adjustment to the (a) number and kind of Shares or other securities, cash or property that may be delivered under the Plan, (b) number and kind of Shares or other securities, cash or property subject to outstanding Awards, (c) exercise price of outstanding Equity Options and Equity Appreciation Rights and (d) other characteristics or terms of the Awards as the Administrator may determine appropriate to equitably reflect such transaction, change, or distribution.